Exhibit 99.1
CNB Financial Corp. Announces Earnings and Margin Improvement

Worcester, MA, Apr 28, 2008 – CNB Financial Corp. (OTCBB:CFNA), the parent of Commonwealth National Bank today reported net income and earnings per share for the three months ended March 31, 2008.

The Company reported net income for the first quarter of 2008 of $270,000, or $0.12 per diluted share, compared to $59,000, or $0.03 per diluted share, for the comparable quarter in 2007.  Average interest earning assets grew by 3% to $281.9 million for the quarter.  Total assets ended the quarter at $289.0 million, a slight reduction from December 31, 2007.  The net income for the most recent quarter included a $184,000 pre-tax gain ($119,000 after-tax) on the sale of investment securities.  The comparable period of 2007 included no gain or losses from the sale of investments

The Federal Reserve Federal Open Market Committee (FOMC) dropped the fed funds rate 200 basis points in the first quarter of 2008 in addition to the 100 basis point reduction during the latter part of 2007.  The continued lowering of interest rates by the FOMC and an increase in interest earning assets had a favorable impact on the net interest margin.  Net interest income increased $280,000 or 14%, during the first quarter of 2008 compared to the same period in 2007.  This change was caused by a small decline in interest income ($18,000 or 0.4%), offset by a larger decline in interest expense ($298,000 or 12.0%).  The resulting net interest margin improved to 3.35% compared to the 3.04% recorded during the same period of 2007.

A provision expense of $100,000 (compared to $30,000 during the same period of 2007) was added to the allowance for loan losses reflecting $209,000 of net loan charge-offs, increased nonperforming assets, additional loan growth and a softening economic environment.  Non interest income, net of security gains, declined by $12,000, or 10%, as fees on loans were lower in 2008 compared to the level during 2007.  Asset quality remains satisfactory, with net charge-offs as a percent of year-to-date average loans outstanding equal to 0.10% for the first quarter of 2008.  Nonperforming assets were $1,654,000 at the end of March 2008, compared to $214,000 at March 31, 2007.  The Company has no exposure to “sub-prime” loans either in its loan portfolio or in its investment portfolio.

Non interest expense increased $122,000, or 6%, compared to the first quarter of 2007, primarily as a result of increases in compensation, benefits, consulting and legal costs.   Expense reductions were recorded in occupancy, equipment and marketing costs.

Regulatory capital ratios exceed the “well capitalized” threshold.  Total risk-based capital equaled 12.70% at March 31, 2008 and the leverage capital ratio was 9.59%.

President and CEO Charles (Charlie) R. Valade stated, "We are pleased to report earnings for the first quarter of 2008.  Loan demand remains steady and the structure of our balance sheet, coupled with declining rates has improved our interest margin.  In today's economic environment, the most challenging tasks the banking industry faces are the control of asset quality and management of interest spreads.  Many loans are tied to the Wall Street Prime rate, and those credits immediately re-price downward while deposit re-pricing may lag the market.  Balance sheet management and expense control are key factors attributable to the Company's success.  We have allocated additional reserves to protect the loan portfolio against a deeper downturn in the economy.”

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Commonwealth National Bank, a wholly-owned subsidiary of CNB Financial Corp., opened its doors in December 2001. It was the first new bank started in the Worcester area in more than 15 years. Recognized for its personalized service, state-of-the art products and experienced bankers, Commonwealth has branches in Worcester at 33 Waldo Street, One West Boylston Street and 1393 Grafton Street, as well as at 564 Main Street in Shrewsbury, 701 Church Street in Northbridge and 26 West Boylston Street in West Boylston, Massachusetts.

For more information about Commonwealth National Bank and CNB Financial Corp., including detailed financial information, please visit: www.commonwealthworcester.com

This release contains forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of CNB Financial Corp.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. CNB Financial Corp.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of CNB Financial Corp. and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in CNB Financial Corp.’s market area, changes in real estate market values in CNB Financial Corp.’s market area, changes in relevant accounting principles and guidelines and inability of third party service providers to perform. Additional factors that may affect our results are discussed in CNB Financials Corp.’s annual report included in the section titled “Risk Factors”, and in other reports on file with the Securities and Exchange Commission.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, CNB Financial Corp. does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.